Exhibit 99.1

News Release

ERWAN FAIVELEY WILL NOT SEEK RE-ELECTION TO WABTEC BOARD OF DIRECTORS

PITTSBURGH, February 17, 2021 – Wabtec Corporation (NYSE: WAB) today announced that Erwan Faiveley has informed the company’s Board of Directors he does not intend to seek re-election at the company’s Annual Meeting in May 2021. Faiveley has served on the Wabtec Board since 2016.

“On behalf of the Board, I want to thank Erwan for his service and leadership that helped shape Wabtec into the corporation it is today,” said Al Neupaver, Chairman of Wabtec. “He saw the company through incredible growth and played a significant role in successfully navigating the strategic combination of Faiveley Transport and Wabtec Corporation as one of the world’s leading rail equipment companies.”

“It has been an honor to serve on Wabtec’s Board of Directors,” said Erwan Faiveley. “While the decision not to seek re-election and relinquish our family’s seat on Wabtec’s Board was difficult, it was necessary given the time and investment required as we expand our family’s wine business and operations from France to California. The Faiveley family will remain significant Wabtec shareholders and believe the company is well-positioned to drive profitable growth.”

As a new Fortune 300 company and an industry leader in innovative technologies, Wabtec is committed to creating an inclusive culture that is reflective of the company’s forward progress and values. Wabtec has retained a Board search firm to help meet the needs of the evolving company and bring a diverse profile and experience to Wabtec’s leadership team.

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About Wabtec

Wabtec Corporation is a leading global provider of equipment, systems, digital solutions and value-added services for freight and transit rail. Drawing on nearly four centuries of collective experience across Wabtec, GE Transportation and Faiveley Transport, the company has unmatched digital expertise, technological innovation, and world-class manufacturing and services, enabling the digital-rail-and-transit ecosystems. Wabtec is focused on performance that drives progress, creating transportation solutions that move and improve the world. The freight portfolio features a comprehensive line of locomotives, software applications and a broad selection of mission-critical controls systems, including Positive Train Control (PTC). The transit portfolio provides highly-engineered systems and services to virtually every major rail transit system around the world, supplying an integrated series of components for buses and all train-related market segments that deliver safety, efficiency and passenger comfort. Along with its industry-leading portfolio of products and solutions for the rail and transit industries, Wabtec is a leader in mining, marine and industrial solutions. Wabtec has approximately 27,000 employees in facilities throughout the world. Visit the company’s new website at: www.WabtecCorp.com.

News Release

Media
Deia Campanelli
773-297-0482 or deia.campanelli@wabtec.com

Investors
Kristine Kubacki
412-825-1869 or kristine.kubacki@wabtec.com